Exhibit 99.1

General Moly, Inc. — NYSE AMERICAN and TSX: GMO

GENERAL MOLY ANNOUNCES RESULTS OF SPECIAL MEETING

LAKEWOOD, COLORADO — December 18, 2017, General Moly, Inc. (the “Company”) (NYSE AMERICAN and TSX: GMO), the only western-exchange listed, pure-play molybdenum mineral development company, announced that it received approval for the two proposals submitted to stockholders at a Special Meeting of Stockholders, which was held December 15, 2017 in Lakewood, Colorado.

Stockholders supported the approval of a proposal for the issuance of shares of our common stock in connection with the previously announced amended transaction with AMER International Group (“AMER”), in which the total shares issued represent more than 20% of our outstanding common stock, issued at a discount to the greater of book or market value of our common stock.  Stockholders also ratified equity awards granted since December 12, 2016.

As previously announced, in November 2015 AMER closed the $4 million Tranche 1 of the parties three tranche financing agreement under the Amended Investment Agreement for 13.3 million shares ($0.30 per share).  Tranche 2 was recently closed in October 2017 for the purchase of 14.6 million shares for $6 million ($0.41 per share).  Additionally, AMER has committed to complete the third of the three tranche private placements, for 20 million shares, at a cost of $10 million ($0.50 per share) conditioned upon the reissuance of water permits for the Mt. Hope Project or the earlier completion of a joint business opportunity involving issuance of more than 10.0 million shares of GMI common stock.

Voting results on all matters voted on at the Special Meeting of Stockholders will be filed on SEDAR at www.sedar.com.

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About General Moly

General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE American LLC (formerly known as the NYSE MKT) and the Toronto Stock Exchange under the symbol GMO. The Company’s primary asset, an 80% interest in the Mt. Hope Project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with the Company’s wholly-owned Liberty Project, a molybdenum and copper property also located in central Nevada, General Moly’s goal is to become the largest primary molybdenum producer in the world.

Molybdenum is a metallic element used primarily as an alloy agent in steel manufacturing.  When added to steel, molybdenum enhances steel strength, resistance to corrosion and extreme temperature performance. In the chemical and petrochemical industries, molybdenum is used in catalysts, especially for cleaner burning fuels by removing sulfur from liquid fuels, and in corrosion inhibitors, high performance lubricants and polymers.

Contact:

Scott Roswell

(303) 928-8591

info@generalmoly.com

Website: www.generalmoly.com